Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO Resources Announces Results Of Special Meeting

DALLAS, TEXAS, November 16, 2015…EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced that the two proposals presented by EXCO in the October proxy statement have received the affirmative vote of more than two-thirds of EXCO’s shares of common stock outstanding. Set forth below are the voting results on each of the proposals:

Table 1: Tabulation Summary

Voting Results

						% Voted For
	Unit		For	Against	Abstain	Cast	Outstanding
1 Amendment to effect reverse share split	#,	%	244,248,404	13,638,967	695,532	94.5%	86.3%
2 Amendment to limit corporate opportunities waiver	#,	%	192,696,657	4,507,329	61,378,617	74.5%	68.1%

EXCO’s Board of Directors has elected to defer any decision on whether or not to effect a reverse share split as the Company has regained compliance with the New York Stock Exchange’s continued listing standards.

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: continued volatility in the oil and gas markets, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.